1 Lisbon, 7 February 2014 PORTUGAL TELECOM CONSENT SOLICITATION TRANSACTION BACKGROUND AND CONSENT SOLICITATION OVERVIEW PT NOTES AND EXCHANGEABLE BONDS

2 DISCLAIMER The consent solicitation to which this document relates is made for the securities of a non-U.S. company. The consent solicitation is subject to disclosure requirements in Portugal and the United Kingdom that are different from those of the United States of America. Financial statements included or referred to in this document and any other materials relating to the consent solicitation have been prepared in accordance with International Financial Reporting Standards or other non-U.S. accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since PT and Portugal Telecom International Finance B.V. (“PTIF”) are located in a foreign country, and some or all of their officers and directors are residents of foreign countries. You may not be able to sue a foreign company or its officers and directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. The consent solicitation is being made by Portugal Telecom, SGPS, S.A. (“PT”) and PTIF. Neither Oi S.A. (“Oi”) nor Telemar Participações S.A. (“TmarPart”) are making an offer to buy or soliciting an offer to sell securities in connection with the consent solicitation.

3 DISCLAIMER In the context of the recently announced intention by PT, Oi, TmarPart, AG Telecom (“AG Tel.”) and LF Telecom (“LF Tel.”), to combine PT and Oi, PT has also distributed this document for the purpose of providing complementary information and explaining its perspective on the Transaction. The facts contained in this document are from public sources or have been prepared by both management teams. This document does not represent in any w ay the agreement to participate in the Transaction. The Transaction would occur only upon approval of the Transaction at Extraordinary General Meetings (EGM) of PT and Oi and the satisfaction of the conditions to which the Transaction is subject and in compliance with the rules and regulations established for such transactions in Portugal, Brazil, the USA and any other relevant jurisdiction. Forward-Looking Statements This document contains forward-looking statements. Such forward-looking statements are not statements of historical facts, including statements regarding the outlook and expectations of PT, Oi and TmarPart, business strategies, future synergies and cost savings, future costs and future liquidity. These statements reflect the current outlook of the management of PT, Oi and TmarPart and are subject to a number of risks and uncertainties. The words "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "predicts,” "projects," “may,” “will,” “should,” “could,” "targets" and “goal” and similar words are intended to identify these forward-looking statements. There is no guarantee that the expected events, trends or results w ill actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational factors, corporate approvals and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, w e do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures PT, Oi or TmarPart makes on related subjects in reports and communications PT, Oi and TmarPart file with the SEC.

DISCLAIMER

This communication does not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to (1) the proposed Oi capital increase and related public offering of common shares and preferred shares by Oi, (2) the proposed incorporation of Oi shares (*incorporação de ações*) into TmarPart and (3) the proposed merger (*incorporação*) of PT into TmarPart.

Oi may file a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for the offering of its common shares and preferred shares to be issued in connection with the proposed Oi capital increase. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.

In connection with the proposed incorporation of Oi shares into TmarPart and the proposed merger of PT into TmarPart, TmarPart or one of its affiliates plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus(es) that will be mailed to U.S. holders of ordinary shares of Oi and PT and to holders of ADRs representing such shares and (2) other documents regarding the proposed Transaction.

Investors in ordinary shares or ADRs of PT and Oi and U.S. holders of ordinary shares of PT and Oi are urged to read the U.S. prospectus(es) regarding the Transacction, when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the U.S. prospectus(es) (when available) and other documents filed by PT, Oi and, if applicable, TmarPart with the SEC at the SEC's website at www.sec.gov. A copy of the U.S. prospectus(es) (when available) may also be obtained for free from PT, or Oi or TmarPart.

4

5 CONSENT SOLICITATION IN RELATION TO PROPOSED COMBINATION WITH OI • On 2 October 2013, PT announced the proposed Business Combination with Oi and the Oi Holding Companies, including TmarPart, into a single multinational telecommunications company based in Brazil • The transaction will encompass several structural changes impacting current PT and Oi entities • PT announced on 7 February 2014 a consent solicitation for the 4.125 per cent. Exchangeable Bonds due 2014 of PTIF and the 6.25 per cent. Notes due 2016 issued by PT, asking bondholders to approve certain amendments and waivers of the terms of the respective series of bonds • Bondholders voting in favour of the proposed waivers and amendments will (subject to certain conditions) be eligible to receive a consent fee of up to 0.40% of par (for votes submitted by the early voting deadline on 21 February 2014)

6 • Combination into a single listed entity Simplification of shareholding structure Highest standard of corporate governance • Expected closing date: At or about end of H1 2014 • Operations covering 260 million inhabitants • PT and Oi have been working closely together since the establishment of the industrial alliance in 2010 Cross shareholdings, board representation and participation in various committees • Transaction will align interests across all shareholders and debt holders • Unified management team with an integrated decision-making process • Comprehensive sharing of best practices thus reducing execution risk and accelerating implementation of operational improvements • Oi has the right fundamentals with an extensive fixed / mobile infrastructure, footprint and customer base, in a growth market • PT has strong track record in technology & innovation and in delivering results TRANSACTION BACKGROUND: KEY COMBINATION HIGHLIGHTS • Oi and PT have over 100 million customers • Combined revenues, EBITDA and capex of € 9.7 billion, € 3.3 billion and € 2.1 billion, respectively over 9M13 • € 1.8 billion estimated synergies (NPV) Operating synergies of c. € 1.1 billion and Financial synergies of c. € 0.7 billion • Operational and financial discipline • Granular approach to growth opportunities • Cost discipline / capex streamlining and optimisation • Aiming at improving FCF profile • Focus on deleveraging • Shareholder remuneration reduced from R$ 2.0 billion per annum to approximately R$ 0.5 billion per annum • Transaction is contingent on a R$ 7 billion minimum cash capital increase with a target of R$ 8 billion • The combination will be conditional on, inter alia, approvals by the shareholders of Oi and PT, the successful reorganisation of outstanding bank and bond debt and approvals by relevant regulatory authorities being received Note: EurBRL = 3.0406 (as at 30 September 2013). Combination of Oi, PT and Oi Holdings Natural fulfilment of the industrial alliance Attractive operational benefits Attractive financial and scale benefits Strengthened financial flexibility Conditions Precedent

7 SCALE AND DIVERSIFICATION • >100 million customers • c. 260 million population under coverage • Regional diversification: Brazil, Portugal, Africa/Asia • Product and customer diversification Combined financial profile Pro-Forma 2012, R$bn(1) 34% 11% % Margin(2) 30.0% 4.7% 32.9% 32.4% 1.0 0.2 OpFCF 4.2 0.5 8.3 2.3 EBITDA 12.8 3.4 8.9 Revenues 37.5 1.7 28.1 Africa/Asia Portugal Brazil 4.7 30.0 32.9 32.4 Wholesale & Other Enterprise Personal Residential Revenue breakdown by customer segments(3)(4) % Note: OpFCF defined as EBITDA less Capex. (1) PT figures as at 4Q12, converted at current exchange rate, EurBRL = 3.018 (as at 30 September 2013). (2) % of revenues. (3) % breakdown based on BRL:EUR = 3.018 (as at30 September 2013). (4) Assumes Africa/Asia included in Personal segment. Wholesale & Other segment including VAS.

8 KEY CREDIT HIGHLIGHTS OF COMBINED ENTITY FOR HOLDERS OF TARGETED NOTES & BONDS • Holders of Targeted Notes and Bonds will continue to benefit from cashflows generated by PT (expected to contribute c. 27% of the Group EBITDA) and from full cashflows generated by Oi (and not just dividends paid by Oi to PT, as currently) Higher cash-flow exposure • Targeted Notes and Bonds will benefit from a direct explicit guarantee from Oi: all Targeted Notes and Bonds will rank pari passu within the new group structure Guarantees • Potential rating upgrade from Moody’s and S&P for Portugal Telecom (currently Ba2/BB/BBB-) to be aligned with Oi’s (Baa3/BBB-/BBB-). Combined leverage lower than PT’s current leverage Rating enhancement • The new group will benefit from Portugal Telecom’s experienced management team with consistent track record in delivering operational and financial performance. Zeinal Bava, current CEO of Oi and PT Portugal, will serve as CEO of the combined entity Management excellence • Portugal sovereign rating is currently Ba3/BB/BB+ and Brazil Baa2/BBB/BBB Remove Portugal linked macro pressure • Net debt to EBITDA ratio of 3.2x(1) (versus 3.7x for PT in 3Q13) • Combined group to continue focus on deleveraging: FCF improvement, only mandatory shareholder remuneration and capital raise Deleveraging (1) Based on proforma EBITDA for the nine months ended 30 September 2013 annualised.

9 RATING AGENCIES VIEWS • “Moody’s has placed on review for upgrade PT’s Ba2 ratings” • “The combination would also likely benefit PT in terms of synergies and stronger international diversification, and it would become part of a larger group with greater financial strength. In addition, a guarantee from Oi could mitigate PT's exposure to domestic Portuguese sovereign and macroeconomic risks” • “Because of the guarantee from Oi, Moody’s could upgrade PT’s instrument ratings by up to two notches assuming the transaction closes” 3 October 2013 • “Should the announced merger with Oi complete successfully, we might lift the long term rating by one notch, given the anticipated quality of the new entity” • “Should the announced transaction be completed successfully the rating of the new entity would likely be higher than current PT rating“ • “We do not expect an upgrade on PT to be constrained by the Portuguese sovereign rating” 4 October 2013 • “Fitch affirms Portugal Telecom rating at BBB- following the announcement of the proposed merger” • “The merger, if completed, removes some of the negative rating pressures Fitch saw affecting PT’s credit profile; namely the sovereign linkage and reliance partly on a stream of associate dividend receipts” • “The combined entity will be a materially larger business, with strong cultural links and greater diversification, able to benefit from management’s identified synergies” 3 October 2013

10 Note: Above debt figures as of Q3 2013, EurBRL = 3.0406 (as at 30 September 2013). (1)PT Comunic ações and TMN and their subsidiaries provide residential, personal and enterprise s ervices as part of PT’s Portuguese telec ommunicati ons s ervic es. PORTUGAL TELECOM CURRENT SIMPLIFIED OWNERSHIP STRUCTURE AS OF 30 SEPTEMBER 2013 PT SGPS PT Comunicações(1) TMN(1) Bratel Brasil Oi PT Portugal Other International Investments PTIF B.V. Other subsidiaries 100% 100% 100% 100% Entities currently parties to the Keep Well Agreement Total Debt: €1,673m / R$5,087m Bank Debt: €1,200m / R$3,648m Bonds: €400m / R$1,216m Other Debt: €73m / R$223m Cash: €1,107m / R$3,367m Net Debt: €566m / R$1,720m Total Debt €5,593m / R$17,005 Bonds: €5,071m / R$15,418 Bank Debt: €522m / R$1,587 Cash: €1,386m / R$4,215 Net Debt: €4,207m / R$12,790 PT Group Total Debt: €7,350m / R$22,349m Bonds: €5,471m / R$16,634m Bank Debt: €1,753m / R$5,330m Other Debt: €127m / R$386m Cash: €2,541m / R$7,726m Net Debt: €4,809m/ R$14,623m

11 PT LF Tel. AG Tel. TmarPart Oi Oi Free Float 35% 35% 10% 56% ONs 2% PNs 19% Eco. 7% ONs 19% PNs 15% Eco. 32% ONs 61% PNs 52% Eco. Fundação Atlântico 19% 19% 12% 12% 38% 0% ONs 6% PNs 4% Eco. 0% ONs 6% PNs 4% Eco. 5% ONs 5% PNs 5% Ec o. BNDES Previ Funcef Petros OI CURRENT SIMPLIFIED OWNERSHIP STRUCTURE AS OF 30 SEPTEMBER 2013 38% Note: ONs and PNs refer to the two classes of shares of Oi (ordinary shares: ONs; preferred shares: PNs) Gross Debt: R$32,685m Cash: R$3,586m Net Debt: R$29,098m Gross Debt: R$1,287m Cash: R$21m Net Debt: R$1,265m Oi AG Tel. + LF Tel. TmarPart Gross Debt: R$3,159m Cash: R$139m Net Debt: R$3,020m

COMBINED ENTITY SIMPLIFIED STRUCTURE



Free Float
TmarPart
100%
Oi
100%
PT Portugal
100%
PTIF B.V.
100%
PT Comunicações
100%
MEO

TmarPart Consolidated

Gross Debt:	R$59,479m
Cash:	R$11,473m
Net Debt:	R$48,006m

Holders of all Targeted Notes and Bonds will benefit from a guarantee issued by Oi, an entity that will have full control of previous PT assets

Above debt figures as of Q3 2013, EurBRL = 3.0406 (as at 30 September 2013).

12

13 IMPROVED FINANCIAL FLEXIBILITY • Minimum R$ 7 billion cash capital increase with a target of R$ 8 billion to reduce the leverage of the group • Commitment to deleveraging • Improve FCF profile • Impact of efficiencies • Positive impact of synergies • Dividend lowered to R$500m • Improved cash management with aligned treasury • Pro forma net debt of R$ 43 billion (1) equivalent to a proforma net debt / EBITDA of 3.2x(2) Key points: (1) PT’s net debt converted at current EUR:BRL of 3.0406 (as at 30 September 2013); Oi’s net debt excludes PT stake of R$773m (fair value as of Q2 13). (2) Based on proforma EBITDA for the nine months ended 30 September 2013 annualised.

14 ILLUSTRATIVE PRO-FORMA FINANCIALS Financials Euro million Revenues Opex EBITDA Net income Capex EBITDA-Capex Total Assets O/W cash O/W Goodwill Total Liabilities O/W debt Equity PT 9M13 OI 9M13 Tmar part Proforma 9m13 7,594 5,421 2,173 111 1,695 478 22,598 1,179 51 19,203 11,422 3,395 2,175 1,285 890 232 410 480 13,047 1,011 2,709 10,597 7,350 2,451 9,741 6,419 3,322 (63) 2,105 1,217 38,224 2,243 2,063 26,691 16,429 11,532 Key assumptions for the illustrative unaudited financials include (but are not limited to): •The successful completion of a R$8.0 billion cash capital increase •The illustrative unaudited financials do not include any assumed synergies or integration costs •The unaudited pro forma balance sheet for 30 September 2013 is presented as if all envisaged steps of the business combination had been completed on 30 September 2013 •The unaudited pro forma statements of operations for 30 September 2013 are presented as if all envisaged steps of the business combination had been completed on 1 January 2013 The illustrative unaudited financials have been prepared based on the methodology and assumptions outlined in the Disclosure Annex 6-K Filing. For a full description and details, please refer to the Disclosure Annex 6-K Filing

15 CONSENT SOLICITATION KEY OFFER TERMS • For all Targeted Notes and Bonds: Add an unconditional and irrevocable Oi guarantee to all Targeted Notes and Bonds Waive Events of Defaults triggered as a part of the combination • In addition, some further amendments are sought to reflect the contemplated post-combination company structure: • For PTIF Exchangeable Bonds: • Amend the exchange right in order to provide that any holder exercising the rights will receive a cash amount referable, up to the completion of the business combination, to ordinary shares of PT and, from the completion of the business combination, to ordinary shares of TmarPart (instead of receiving ordinary shares of PT) • Approve the release of PT and PT Comunicações, S.A. as keep well providers • For Notes issued by PT: Replace PT as issuer and principal obligor with PT Portugal SGPS, S.A. • 1 series of Euro denominated Exchangeable Bonds due 2014 issued by PTIF (€750m amount outstanding) • 1 series of Euro denominated notes due 2016 issued by PT (€400m amount outstanding) • Only Bondholders voting in favour of the requested amendments and waivers by a Voting Instruction are eligible to receive the consent fee: • Early Consent Fee - if voting by the early deadline (5:00pm London /Lisbon 21 February): 0.40% of par payable in two instalments • First instalment: 0.15% of par conditional upon and payable after the successful respective bondholder meeting • Second instalment: 0.25% of par conditional upon and payable upon the successful completion of the capital increase • Late Consent Fee - if voting after the early voting deadline but before the expiration deadline (5:00pm London/Lisbon on 26 February): 0.15% of par payable in one instalment subject to the same conditions as the second instalment of the early consent fee Consent Fee Requested Amendments and Waivers Targeted Notes & Bonds

16 CONSENT SOLICITATION INDICATIVE CONSENT SOLICITATION TIMETABLE • Announcement of Consent Solicitation and Proposals: Friday, 7 February 2014 • Early Voting Deadline: Friday, 21 February 2014 at 5:00pm London/Lisbon time • Expiration Deadline: Wednesday, 26 February 2014 at 5:00pm London/Lisbon time • Bondholder Meetings: Monday, 3 March 2014 • Settlement of the first consent fee instalment: Wednesday, 5 March 2014 (unless any adjourned meeting required) • Completion of the Business Combination: Expected to occur at or around the end of the first half 2014 • Settlement of the second consent fee instalment: 2 business days after all conditions have been fulfilled (including the successful completion of the capital increase) Bondholders are advised to check with any broker, dealer, bank, custodian, trust company or other trustee through which they hold Notes whether such broker, dealer, bank, custodian, trust company or other trustee would require receiving any notice or instructions prior to the deadlines set out above.

17 WRAP UP Attractive business combination • Attractive growth prospects in diversified footprint with reduced execution risk • Improved time to market to crystallise growth opportunities in Brazil • Synergies and efficiency gains to underpin FCF improvement • Improved balance sheet flexibility • Simplified governance • Holders of Targeted Notes and Bonds will benefit from full cash flow from Oi rather than only Portugal cash flow and Oi’s dividends • Rating agencies views are positive with regards to the impact of bondholders of PT • Incentive fee up to +40bp Benefits for Bondholders Send your consent by 21 February to maximise fee

18 Contacts: PT Investor Relations: Nuno Vieira, +351 21 500 1701 / nuno.t.vieira@telecom.pt Investor Relations Director Solicitation Agents: Bank of America Merrill Lynch Attn: John Cavanagh, +44 20 7995 3715 / john.m.cavanagh@baml.com Karl Bystedt Wikblom, +44 20 7996 0867 / karl.bystedtwikblom@baml.com Barclays Attn: Liability Management Group, +44 20 3134 8515 / eu.lm@barclays.com Tabulation Agent: Lucid Issuer Services +44 (0) 20 7704 0880 / pt@lucid-is.com